News Release For Immediate Release Contact: Jack Collins, EVP Finance/Corporate Development Phone: (405) 702-7460 Websites: www.qrcp.net & www.qelp.net	Quest Resource Corporation Graphic omitted	Quest Energy Partners, L.P. Graphic omitted

Quest Announces Settlement Agreements

OKLAHOMA CITY – May 26, 2009 – As previously announced, Quest Resource Corporation (NASDAQ: QRCP) (“QRCP”) and Quest Energy Partners, L.P. (NASDAQ: QELP) (“QELP”) have jointly conducted an investigation into certain questionable transfers of funds totaling $10 million by QRCP and its affiliates to an entity controlled by Jerry Cash, the former Chief Executive Officer of QRCP and QELP. As part of the investigation, QRCP and QELP have filed lawsuits against Mr. Cash, the controlled-entity and the other owners of the controlled-entity seeking to recover the funds that were transferred. QRCP and QELP today announced that they have entered into settlement agreements with Mr. Cash, the controlled-entity and the other owners to settle this litigation.

Under the terms of the settlement agreements, QRCP received approximately $2.4 million in cash and 60% of the controlled-entity’s interest in a gas well located in Louisiana and a landfill gas development project located in Texas while QELP received the stock of a corporation that owns certain oil producing properties in Oklahoma.

David Lawler, President of QRCP and QELP, said “Although we would have preferred to have received assets with value equal to the amount of the questionable transfers and the cost of our internal investigation, we believe the settlements are in the best interest of both QRCP’s and QELP’s stakeholders given the cost, uncertainty, and delay in pursuing our potential claims through litigation.”

About Quest Resource Corporation and Quest Energy Partners

Quest Resource Corporation is a fully integrated E&P company that owns: producing properties and acreage in the Appalachian Basin of the northeastern United States; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. (NASDAQ: QELP); and 85% of the general partner and a 36.4% of the limited partner interests in the form of subordinated units in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.questresourcecorp.com and the Quest Midstream Partners website at www.qmlp.net. Quest Resource routinely posts important information in the “Investors” section of its website.

Quest Energy Partners, L.P. was formed by QRCP to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,400 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net. The Partnership routinely posts important information in the “Investors” section of its website.